Exhibit 21.1


                  LIST OF SUBSIDIARIES OF POORE BROTHERS, INC.


      Name of Subsidiary                       State of Incorporation/Formation
      ------------------                       --------------------------------

Poore Brothers of Arizona, Inc.                             Arizona
Poore Brothers Distributing, Inc.                           Arizona
La Cometa Properties, Inc.                                  Arizona
Tejas PB Distributing, Inc.                                 Arizona
Poore Brothers-Bluffton, LLC
  (formerly Wabash Foods, LLC)                              Delaware
Boulder Natural Foods, Inc.                                 Arizona
BN Foods, Inc.                                              Colorado